Exhibit 10.30

WEST GEORGIA NATIONAL BANK LETTERHEAD

December 31, 2002

William R. Whitaker
615 Horseshoe Bend Road
Carrollton, Georgia 30116

RE:	West Georgia National Bank (“WGNB) Employment
of William M Whitaker (“Employee”)

Dear Mr. Whitaker

     The purpose of this letter is to set forth the new terms upon which WGNB agrees to employ you and under which you agree to be employed at WGNB

     Services. The services you will now perform for WGNB are as follows: Senior Vice President as described in the attached Job Description (Exhibit “B”). Of course, your responsibilities may change from time to time based on determinations made by the Board of Directors or more senior officers. At this time, you will report to H.B. Lipham.

     Term. This Agreement is for a term of two (2) years and may be extended for one additional year if neither party gives notice of termination more than ninety (90) days before the expiration of the initial term.

     Compensation and Benefits. You will be compensated in exchange for your services and the other agreements made in this letter. From the time you agree to the terms of this letter until such time that this letter is amended or such time that your employment is terminated, WGNB will pay you for your services at a rate of $90,000 annually. Your compensation will be reviewed during your annual performance review, and may be increased based on a number of factors within the discretion of WGNB, including your performance and WGNB’s performance. You will be reimbursed for all reasonable expenses incurred in the course of business. Because WGNB will have the sole right to determine what is reasonable, we recommend that before incurring expenses, you consult with Mr. Lipham or whomever you report to at the time the expense may be incurred. You are eligible to receive the benefits WGNB offers to employees of your level In addition, so long as you are employed by WGNB, we will provide you with $75.00 per month in gas chits. You may also be permitted to participate in other plans at the discretion of the Board of Directors or a committee thereof In addition, so long as you are employed we will reimburse your monthly dues at, the Chapel Hills Golf Club at Mirror Lake.

     Proprietary and Trade Secret Information. You also acknowledge and agree that during the term of this Agreement, you will have access to trade secrets and other confidential information peculiar to WGNB’s business, the disclosure or use of which would injure WGNB’s business. Therefore, you agree that you will not at any time during or for two years after the term of this Agreement, use, reveal, or divulge any trade secrets. In addition, you agree that during the term of this Agreement and for a period of three years thereafter, you will not use, reveal, or divulge any confidential information. However, you shall not be required to keep confidential any trade secrets or confidential information that is or becomes publicly available, is independently developed by you outside of the scope of this Agreement, or is rightfully obtained from third parties.

     Competition. You acknowledge that as Senior Vice President, you shall be engaged in activities for WGNB as described in the attached job description (Exhibit “A”). You also acknowledge that you are performing these activities for WGNB in Carroll County, Paulding and Douglas County, Georgia (the “Territory”). You agree that during your employment with WGNB, and for a period of twenty-four (24) months thereafter, you shall not in any manner, directly or indirectly, render services in the capacity of an officer, supervisor or manager (including supervisory or managerial services performed as an advisor, consultant or independent contractor), or render services substantially similar to services rendered by you to WGNB in the specific area of WGNB’s business in which you are involved in the Territory.

     Solicitation of Customers. You also agree that during the term of your employment, and for a period of twenty-four (24) months thereafter, you will not, within the Territory, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity other than WGNB, actively solicit the business or patronage of any of the clients, customers or accounts of WGNB served by you during the term of this Agreement.

     Form of Relief for Certain Breaches. In the event of your actual or threatened breach of the preceding two paragraphs, WGNB, in addition to all other rights, shall be entitled to an injunction restraining Employee therefrom. Nothing herein shall be construed as prohibiting WGNB from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages from Employee. This provision shall remain in full force and effect in the event Employee should claim that WGNB violated any of the terms of this Agreement.

     Impact of Termination Causes upon competition and Solicitation. Your employment may terminate in one of two fashions: either you terminate your employment, or WGNB terminates your employment.

     If you terminate your employment with WGNB for arty reason, the provisions of the sections regarding Competition and Solicitation of Customers shall have full force and effect.

     WGNB may terminate your employment in one of two fashions: either with cause, or without cause. A termination “with cause” under this section of this letter agreement (as opposed to the next section which has a broader definition) occurs when two conditions are satisfied. First, there must be a “change in control,” (A “Change of control” means any transaction or series of related transactions, which result in (1) transfer of more than 50% of the common stock of WGNB Corp., excluding mergers or consolidations; (2) sale of all or substantially all of WGNB Corp.’s assets, or (3) any merger or consolidation with another company where the surviving entity is directly controlled by persons other than shareholders of WGNB Corp.) Second, after a change in control and at any time before your last date of employment with WGNB, you decline to serve WGNB in another position or function at any location within the company without a reduction in salary.

     If WGNB terminates you without cause, then the provisions of the sections regarding Competition and Solicitation of Customers shall have no force and effect. If WGNB terminates you with cause as defined in this Section, those provisions shall have full force and effect. Any termination that is not with cause is without cause.

     Impact of Termination Cause Upon Severance Compensation. This Section applies only to termination of your employment by WGNB, as opposed to your own termination of your employment. WGNB may terminate your employment in one of two fashions: either with cause, or without cause. For the purposes of this Section, termination with cause includes the definition in the preceding Section, and also includes any other instance in which a similarly situated employer would terminate employment, including but not limited to theft, dishonesty, nonperformance and violation of policy. If you are terminated without cause you shall receive upon such termination a lump-sum payment equal to twenty-four (24) month’s compensation plus accrued vacation. If you are terminated with cause you will receive no such lump sum.

     Miscellaneous. This letter constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No waiver of any provision hereof will be valid or binding on the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future. Should any part of this Agreement, for any reason, be declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, that in the event of declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such provision is valid and enforceable. This Agreement may only be amended in writing, signed by all of the parties. This Agreement may be assigned by WGNB to any parent, subsidiary or successor-in-interest without consent of Employee. This Agreement shall be governed by the laws of the State of Georgia, and all disputes arising out of or relating to this Agreement shall be litigated in Federal Court in the State of Georgia or State Court in Carroll County, State of Georgia. The parties to this Agreement consent to jurisdiction and venue in those courts.

     If you agree with the terms of this letter, please signify by signing below.

Sincerely,

West Georgia National Bank

By:

Its:

     Agreed to and accepted, this 31st day of December, 2002.

William R. Whitaker